
                               PRIME RETAIL, INC.

                  EXHIBIT 12: COMPUTATION OF RATIO OF EARNINGS
    TO COMBINED FIXED CHARGES AND PREFERRED STOCK DISTRIBUTIONS AND DIVIDENDS

              (Amounts in thousands, except for ratio information)
                                                                                              Six months ended June 30
                                                                                    -------------------------------------------
                                                                                            2000                  1999
                                                                                    -------------------     -------------------
 Income (loss) before minority interests                                                $ (27,446)              $ 16,975
 Interest incurred                                                                         49,801                 45,038
 Amortization of capitalized interest                                                         248                    244
 Amortization of debt issuance costs                                                        1,705                  1,390
 Amortization of interest rate protection contracts                                            38                     60
 Less capitalized interest                                                                 (2,359)                (2,219)
                                                                                         --------               --------
      Earnings                                                                             21,987                 61,488
                                                                                         --------               --------
 Interest incurred                                                                         49,801                 45,038
 Amortization of debt issuance costs                                                        1,705                  1,390
 Amortization of interest rate protection contracts                                            38                     60
 Preferred stock distributions and dividends                                               11,336                 12,938
                                                                                         --------               --------
      Combined Fixed Charges and
          Preferred Stock Distributions and Dividends                                      62,880                 59,426
                                                                                         --------               --------

 Excess of Combined Fixed Charges
      and Preferred Stock Distributions
      and Dividends over Earnings                                                        $(40,893)
                                                                                         ========

 Ratio of Earnings to Combined Fixed
      Charges and Preferred Stock
      Distributions and Dividends                                                                                   1.05  x
                                                                                                               =========
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